Exhibit (a)(5)(i)

Qualcomm Contacts:

Pete Lancia, Corporate Communications

Phone:  1-858-845-5959

Email: corpcomm@qualcomm.com

John Sinnott, Investor Relations

Phone:  1-858-658-4813

Email:  ir@qualcomm.com

Qualcomm Commences Tender Offer to Purchase up to $10 Billion of its Shares

SAN DIEGO — July 31, 2018 — Qualcomm Incorporated (NASDAQ: QCOM) announced today that it commenced a “modified Dutch auction” tender offer to purchase up to $10 billion of shares of its common stock, or such lesser number of shares of its common stock as are properly tendered and not properly withdrawn, at a price not less than $60.00 nor greater than $67.50 per share of common stock, to the seller in cash, less any applicable withholding taxes and without interest (the “Offer”). The Offer is made upon the terms and subject to the conditions described in the offer to purchase and in the related letter of transmittal. The closing price of Qualcomm’s common stock on the NASDAQ Global Select Market on July 30, 2018, the last full trading day before the commencement of the Offer, was $62.04 per share. The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on August 27, 2018, unless the Offer is extended.

Qualcomm believes that the Offer represents an efficient mechanism to provide Qualcomm’s stockholders with the opportunity to tender all or a portion of their stock and thereby receive a return of some or all of their investment in Qualcomm if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their stock without the potential disruption to Qualcomm’s stock price.

This Offer is the first step in a broader stock repurchase program that may include future open market transactions and/or accelerated share repurchase transactions. Qualcomm expects to execute on a substantial portion of its authorized $30 billion stock repurchase program by the end of fiscal year 2019.

The Offer is not contingent upon obtaining any financing. However, the Offer is subject to a number of other terms and conditions, which are described in detail in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the Offer will be contained in the offer to purchase, the letter of transmittal and the related materials, which will be mailed to stockholders of record shortly after commencement of the Offer.

None of Qualcomm, the members of its Board of Directors, the dealer manager, the information agent or the depositary makes any recommendation as to whether any stockholder should participate or refrain from participating in the Offer or as to the price or prices at which stockholders may choose to tender their shares in the Offer.

Georgeson LLC will serve as information agent for the Offer. Stockholders with questions, or who would like to receive additional copies of the Offer documents may call Georgeson LLC at (800) 561-2871 (toll free) or email QCOM@Georgeson.com. The dealer manager for the Offer is Goldman Sachs & Co. LLC.

About Qualcomm

Qualcomm invents breakthrough technologies that transform how the world connects, computes and communicates. When we connected the phone to the Internet, the mobile revolution was born. Today, our inventions are the foundation for life-changing products, experiences, and industries. As we lead the world to 5G, we envision this next big change in cellular technology spurring a new era of intelligent, connected devices and enabling new opportunities in connected cars, remote delivery of health care services, and the IoT — including smart cities, smart homes, and wearables. Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio.

Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, our QCT semiconductor business. For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

Additional Information and Where to Find It

This communication is for informational purposes only. This communication is not a recommendation to buy or sell Qualcomm common stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Qualcomm common stock or any other securities. Qualcomm will be filing today a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The Offer will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO, in each case as amended from time to time. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials. as filed and as may be amended from time to time, because they contain important information, including the various terms of, and conditions to, the Offer. Stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Qualcomm will be filing with the SEC at the SEC’s website at www.sec.gov or from Qualcomm’s website at www.qualcomm.com. In addition, free copies of these documents may be obtained by contacting Georgeson LLC, the information agent for the Offer, toll free at (800) 561-2871.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Additionally, statements regarding operating results for future years, growth in operating results and the factors contributing to future operating results; the resolution of licensing disputes and the impact and timing thereof; expected market, industry, geographic and organic growth and trends; future serviceable addressable market size and growth; anticipated contributions from and growth in new opportunities; benefits from planned cost reductions; technology and product leadership and trends; Qualcomm’s positioning to benefit from any of the above; potential benefits and upside to Qualcomm’s stockholders related to any of the above; and the regulatory process and regulatory uncertainty are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. These statements are based on Qualcomm’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Qualcomm. More detailed information about these factors may be found in Qualcomm’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.